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Exhibit 23.1

                                AUDITOR'S CONSENT

The Board of Directors
e.spire Communications, Inc.

We consent to incorporation by reference in the registration statement (No. 333-56128) on Form S-8 of e.spire Communications, Inc. of our report dated February 16, 2001, except as to Notes 1, 6, 10(a) and 17(c) which are as of March 22, 2001, relating to the consolidated balance sheets of e.spire Communications, Inc. and subsidiaries as of December 31, 1999, and 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31 2000 and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of e.spire Communications, Inc.

The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, defaulted on certain of its notes payable and filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code. Although the Company and its subsidiaries are currently operating their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the Company as a going concern is dependent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court. The filing under Chapter 11 and the other factors noted above, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, effective July 1, 1999, the Company changed its method of accounting for revenue recognition associated with leasing its fiber-optic network.


/s/ KPMG LLP

Washington, DC
June 19, 2001